Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
FSI International, Inc.

We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports refers to a change of accounting for revenue recognition based on guidance provided in SEC Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements.”

KPMG LLP
Minneapolis, Minnesota
April 10, 2002